CANANDAIGUA NATIONAL CORPORATION

72 South Main Street

Canandaigua, NY 14424

Frank H. Hamlin, III

President and CEO

August 26, 2013

To Our Shareholders:

This is my first letter to you as President and Chief Executive Officer of the Company.   In accordance with Canandaigua National Corporation’s CEO succession plan, established in September 2010, my Father, George W. Hamlin, IV, stepped down as Chief Executive Officer of Canandaigua National Corporation effective Friday, March 29, 2013 completing over 30 years of brilliant and successful leadership of the Company. He will continue as Chairman of the Board of Canandaigua National Corporation and as a full-time employee of The Canandaigua National Bank & Trust Company as an Officer and Senior Policy Advisor.   We thank him for his dedicated service to the Company and to our community through the many charitable and civic boards on which he continues to serve.

I am pleased to report positive operating results for the first half of 2013.  Diluted earnings per share increased to $4.77 per share through June 30 2013 from $4.19 per share for the first six months of 2012, an increase of 13.8% or $.58 per share.  Total deposits at June 30, 2013, were $1,676 million, representing modest growth over year end 2012.  We continued to experience declines in time deposits, both consumer and business, and expect that to trend throughout 2013 as a result of the generally low interest rate environment in which depositors prefer to keep excess funds liquid, awaiting higher rates and investment returns.  Since most of these matured time deposits are re-deposited in other deposit types, there was no impact on overall liquidity.  The total cost of deposits (interest expense) did fall due to lower reinvestment rates available to depositors. Looking to the near future, total deposits are expected to continue to grow modestly and their costs to remain at historically low levels.

Our loan portfolio, excluding loans held for sale, grew $17.1 million during the second quarter of 2013. The increase in portfolio loans continues multiple quarters of net growth.  During this quarter, as expected, we saw an increase in commercial mortgages and in residential mortgage loans due to low rates and the beginning of the spring buying season. We also saw strong growth in the indirect automobile portfolio, which accommodated the slower pace of growth in the residential and commercial portfolios.  In the second half of the year, we expect to see continued intense competition from banks, finance companies, and credit unions but we expect all loan portfolios to show continued increases.

In the last few years, a handful of municipalities across the country have declared bankruptcy.  Most recently, in July 2013, the City of Detroit, Michigan filed for bankruptcy.  Much continues to be written about high debt loads and unrecorded pension obligations of many municipalities and other government entities and concern remains about the possibility of additional defaults given the budget pressures, including structural deficits that many municipalities face.  Our Company is an investor in state and municipal obligations. We invest only in New York State based obligors.  These investments are used to re-cycle the deposits of our local municipalities into the communities served, and since we invest in New York State obligations, the money stays local and earns a tax-advantaged return.  Prior to purchasing an investment, our Treasury team performs a financial analysis of the obligor or the obligation using such tools as internal models, particularly for non-rated issuances, third-party analyses, and rating agency guidance.  In addition we monitor the obligors on a recurring basis. At June 30, 2013, 97% of the municipal portfolio was rated A or better, 2% BBB, and 1% was unrated. In addition, 64% of the obligations were backed by third-party credit support, and 36% were general obligations of the municipalities with unlimited taxing authority. We have found no evidence of credit deterioration in the portfolio at June 30, 2013 and we will continue to invest in appropriate municipal securities.   It is important to remember that we consider the investment portfolio to be a source of liquidity and as such, we do not take excessive risk in pursuit of enhance yields.

Net interest spread fell 22 basis points compared to the same six-month period in  2012. Net interest margin was 3.82% for the first half of 2013, down from 4.06% for the same quarter in 2012. As we discussed in our 2012 Annual Report, we expect full-year net interest income (revenue) to increase year-on-year due to expected balance sheet growth, but we expect little positive impact from rate changes given the current interest rate environment and our anticipation of continued low interest rates for the remainder of the year.   Our overall profitability has been favorably impacted by a reduction in the provision for loan losses which was about 26% lower than the same period last year. The provision for both periods was primarily driven by a higher overall loan portfolio balances, coupled with improving asset quality and stable net charge-offs.

Total non-interest income for the six-months ended June 30, 2013 increased 1.9% to $17.3 million from $16.9 million in 2012.  Service charges on deposit accounts remained flat with slightly lower revenues from account activities fees and slightly higher revenues from electronic banking services.  We expect an increase in income from deposit account fees in the last half of 2013 following a planned increase in select charges and fees.

Trust and investment services income grew to $7.4 million for the first half of 2013, a 15.5% increase compared to the same period in 2012. Total assets under administration have grown year to year due to both organic growth in underlying accounts and higher fair value of assets within the accounts resulting from improved equity and bond markets. We anticipate book value growth to continue throughout 2013 with year-over-year growth rates expected to be in the 5% range.

I am pleased to report to you that we will continue to expand our branch network with the addition of a new office in the College Town development at the University of Rochester campus.   We hope to open the new office as the development progresses sometime in early 2015.

The Great Recession, and the foolish risk taking and poor legislative and regulatory oversight which allowed the financial crisis to occur, resulted in the Dodd-Frank Wall Street Reform and Consumer Protection Act.   This Congressional reaction to the avarice and misdeeds of the Investment Bankers and Mortgage Brokers has unfortunately had a significant negative impact on the Community Banks in the United States, most of which took no part in the abusive lending practices fostered and encouraged by Wall Street.   In particular we are now attempting to plan for how we will continue to provide our customers with useful and appropriate home mortgage products while burdened by the new Qualified Mortgage and Ability to Repay rules promulgated by the new Consumer Financial Protection Bureau.   For more than thirty years, we have originated appropriately underwritten callable mortgages which we hold in our portfolio.   These callable mortgages have been the best risk adjusted source of retained earnings of any of the loan products we offer.  We have had no consumer complaints regarding these mortgages, insignificant losses, and we have rarely had credit based defaults resulting in foreclosure. The CFPB arbitrarily classifies these mortgages as “Balloon Mortgages” and has essentially made them illegal and/or unenforceable.  We believe that these new rules will inhibit us from continuing to offer flexible and useful mortgage products.  The rules are ill considered and inappropriate for both the consumer as well as community banks who hold these assets on our books and thus retain the risk for improper underwriting instead of selling these loans to a “greater fool” as is the custom in the securities markets.   Some members of Congress have begun to recognize that the Dodd-Frank Act and the massive regulatory burden it has spawned will have a significant negative impact on community banks and as a result the communities they serve.   In particular, Representative Blaine Luetkemeyer of Missouri has sponsored H. R. 1750 The Clear Relief Act of 2013 which would reclassify these loans for banks having less than $10 billion in assets, which originate callable mortgages and hold them in the bank’s loan portfolio for a period of at least 3 years as permissible Qualified Mortgages.   H. R. 1750 would also eliminate the need to provide every customer with an annual privacy notice when there have been no changes to the privacy policy of the financial institution.   An example of the excessive regulatory burden is the required annual privacy notice which is enclosed for your reading pleasure; the cost to produce, and document our production and mailing have cost you as a shareholder and our customers in the form of increased product costs and it will also take you time to convey it to the trash or recycling bin (or send it to your member of Congress) as you may choose.   I will be sending a copy of this letter to every member of our Congressional delegation and asking for their personal co-sponsorship of this common sense legislation.

Occasionally, when we as an industry are diligent in defending our business against over-regulation, we are rewarded with appropriate changes to proposed regulations.   We recently have had such a success with respect to the proposed Basel III Capital Standards.  On July 2, 2013, the Board of Governors of the Federal Reserve System voted in favor of final rules implementing Basel III.  These final rules differ from those proposed by the banking regulators in June 2012, and, we believe, represent a significant improvement.  When the proposed rules were released, we and most of the other community banks submitted thousands of comment

letters explaining to the regulators why the rules as proposed were not appropriate.   The final rules are still quite complicated, and we have not completed our review and analysis of their impact, but they are nowhere near as damaging as those which were originally proposed.  Overall, the rule is expected to increase required capital for financial institutions. However we expect to meet all “well-capitalized” requirements upon their effective dates.

On July 1, 2013, we commenced a tender offer to purchase all shares of the Company’s common stock held by persons owning 99 shares or fewer on the close of business as of June 26, 2013. The Company will pay $161.00 for each share properly tendered plus a $50 per shareholder incentive payment to holders properly tendering their shares prior to the extended expiration date of the offer on August 26, 2013.   Our principal purpose in making the offer is to eliminate the costs associated with complying with the accounting, and legal compliance requirements of the SEC.  Upon reducing the number of our record shareholders from our current approximate of 1,540 shareholders to below 1,200 we will be able to deregister with the Securities and Exchange Commission. Canandaigua National Corporation and its subsidiaries will continue to be regulated by the Federal and State banking authorities. Our Board has determined that the costs for public company SEC compliance, are approximately $250,000 per year, are overly burdensome on the Company and serve no benefit to our shareholders or customers. The information currently reported to the SEC is redundant with that filed with the above-mentioned regulatory agencies.  Deregistration will allow the Company’s management to focus on business opportunities for the Company, as well as the needs of its shareholders and customers.  It should be noted that upon reaching the goal of less than 1,200 shareholders and filing for deregistration, we will then be able to accumulate up to 2,000 shareholders thereafter without reregistering with the SEC. There are not expected to be any changes to our current auction process which our shareholders have used to trade our shares for decades.   I am pleased to report to you that as of the date of this letter, it appears that our shareholders have responded favorably to the offer and we will be able to deregister as we had hoped to do.

Over the past four months, as the new CEO of your company, I have continued spending time getting to know our employees, customers and community leaders.   I am constantly reminded of how fortunate we all are to live in a wonderful place with so many bright, talented, and community minded colleagues, customers, and neighbors.   With the help of my fellow employees, I look forward to many decades of successful performance on your behalf as my Father has had before me.

Sincerely,

/s/Frank H. Hamlin, III

Frank H. Hamlin, III

President and CEO

Enclosure:  CNC Privacy Policy Notice